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                                                                   EXHIBIT 23.04

                         INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-75995 of Adelphia Communications Corporation on Form S-4 of our report dated March 19, 1999 (April 12, 1999 as to Note 16), with respect to the consolidated balance sheets of Harron Communications Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 1998, which report appears in Adelphia Communications Corporation's Current Report on Form 8-K dated April 19, 1999. We also consent to the reference to our firm under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

May 11, 1999